Exhibit 99.1

Brandywine West, 1521 Concord Pike, Suite 301 Wilmington, DE 19803

N E W S  R E L E A S E

CONTACT: Keya Epps Manager, Investor Relations Relations (302)-778-8227

GrafTech International Reports Third Quarter 2005 Results

        Wilmington, DE – November 3, 2005 – Citing lower operating costs from continued productivity and cost reduction initiatives and higher than planned third quarter 2005 graphite electrode sales volume, GrafTech International Ltd. (NYSE:GTI) today reported income before special items of $12 million, or $0.11 per diluted share, for the quarter ended September 30, 2005. (See attached reconciliation of net income.)

        GTI Chief Executive Officer Craig Shular commented, “We delivered improved performance in the third quarter of 2005, including continued gross margin expansion. Gross profit for the synthetic graphite segment for the seasonally slow third quarter of 2005 was 11 percent higher than the third quarter of 2004 despite significant steel production slowdowns in most of our major markets during the first nine months of 2005, as steel producers lowered operating levels in order to reduce excess steel inventories. These lower operating levels resulted in a significant reduction of steel inventories in the U.S. and, to a lesser extent, in other regions of the world. During the third quarter, U.S. steel inventories on hand dropped to their lowest levels in 18 months. We shipped approximately 48 thousand metric tons of graphite electrodes in the third quarter and we expect to ship 200 thousand metric tons of graphite electrodes in 2005.”

        Mr. Shular commented on the third quarter performance of GTI’s electronic thermal management (ETM) product line, “We continued to gain traction in the commercialization of our advantaged technologies. During the third quarter of 2005, we received approval for the use of our ETM solutions in a second liquid crystal display (LCD) panel. This is our first approval with a leading LCD television producer. We believe the LCD flat panel television segment is expected to grow from about 5 million units in 2004 to 47 million units by 2008.”

        GTI’s ETM sales increased nearly 70 percent to $5 million in the third quarter of 2005 as compared to $3 million in the third quarter of 2004. The company looks forward to a strong 2005 fourth quarter and remains on track to achieve an almost 70 percent increase in sales for the full year 2005, to $20 million as compared to $12 million in 2004.

Third Quarter 2005 Summary

o	Net sales of $209 million were comparable to third quarter 2004 net sales of $206 million, despite significant reductions in steel operating rates in 2005 as compared to 2004.

—	Graphite electrode sales volume for the quarter was 47.9 thousand metric tons.

—	Average graphite electrode sales revenue per metric ton was $2,835, an increase of over 13 percent as compared to the third quarter of 2004.

—	ETM sales increased nearly 70 percent, to $5 million versus $3 million in the third quarter of 2004.

o	Gross profit increased nine percent to $58 million, versus $54 million for the third quarter of 2004, benefiting from lower costs resulting from operating efficiencies.

o	Selling, general and administrative and research and development (SG&A and R&D) expenses together totaled $26 million while interest expense was $13 million, both in line with the company’s third quarter and full year guidance.

o	Net income for the quarter was $16 million, or $0.16 per diluted share, including a $5 million, non-cash tax benefit, versus a $10 million net loss, including a $25 million, non-cash tax expense, or ($0.10) per diluted share, for the third quarter of 2004.

o	Income before special items was $12 million, or $0.11 per diluted share, in the third quarter of 2005 as compared to $12 million, or $0.11 per diluted share, in the third quarter of 2004.

o	Free cash flow before antitrust and restructuring payments was a net use of $24 million, primarily due to the use of cash for scheduled interest payments of $23 million. The company paid $1 million of restructuring and $4 million of antitrust related payments in the third quarter of 2005. (See attached reconciliation of free cash flow.)

—	Today, the company has only $26 million remaining to be paid to the Department of Justice — $21 million in 2006 and $5 million in 2007 — to bring these legacy liabilities, which have been a significant burden on the company’s cash flow, to closure.

o	GTI was recently informed that Citgo ceased producing green coke at its Lemont, IL facility at the end of the third quarter and has exited the premium needle coke business. GTI, as part of its procurement strategy, has not purchased significant quantities of premium needle coke from Lemont in over five years.

o	GTI has secured approximately 65 percent of its 2006 graphite electrode production costs, excluding the impact of currency exchange rates. This includes 100 percent of the company’s anticipated 2006 premium needle coke requirements.

Synthetic Graphite Segment

(Graphite electrodes, cathodes and advanced graphite materials)

        GTI’s six graphite electrode facilities operated at record levels in each of the first nine months of 2004 in response to high demand from a very strong steel market. Steel operating rates in each of the first nine months of 2005 were significantly lower. Despite the reduction in year-over-year steel operating rates, GTI achieved comparable net sales of $184 million for its synthetic graphite segment for the third quarter of 2005. Graphite electrode sales volume was 47.9 thousand metric tons in the third quarter of 2005 as compared to 55.8 thousand metric tons in the same period in the prior year. Average sales revenue per metric ton of graphite electrodes increased over 13 percent to $2,835 from the same period in the prior year.

        Third quarter 2005 gross profit for the synthetic graphite segment increased 11 percent to $52 million, or 28.2 percent of net sales, as compared to $47 million, or 25.5 percent of net sales, in the prior year comparable period, primarily as a result of continued savings in operating costs and higher prices in the company’s graphite electrode and advanced graphite materials product lines.

        Mr. Shular commented, “The third quarter synthetic graphite segment gross profit and gross margin percentage were the best for the segment in the last three years, contributing to GTI’s improving total company gross profit performance.”

        During the third quarter of 2005, GTI initiated a plan to relocate its Clarksville, TN graphite electrode machining operations to its low-cost Monterrey, Mexico production facility to achieve additional operating efficiencies. The company anticipates completing the relocation of these operations by the third quarter of 2006. This initiative will also broaden and enhance GTI’s graphite electrode machining capability, thereby increasing the company’s product mix flexibility and its throughput, and enhancing the company's ability to better serve its customers. Annualized cost savings associated with this initiative are projected to be $3 million.

Other Segment

(Natural graphite (AET), carbon electrodes and refractories)

        Net sales for GTI’s other segment were $25 million in the third quarter of 2005 as compared to $22 million in the third quarter of 2004. The increase in net sales was primarily due to a $2 million increase in ETM sales.

        Gross profit was $6 million, or 25.8 percent of net sales, as compared to $7 million, or 29.2 percent of net sales, in the third quarter of 2004. The decline was primarily due to changes in product mix of carbon refractories.

ETM Highlights

        During the third quarter of 2005, GTI’s ETM solutions were approved for use in the new Samsung Sedona Ultra-light Notebook computer. Mr. Shular said, “This approval represents another win in the ultra-lightweight notebook category, and further demonstrates acceptance of eGRAF® SpreaderShield™ natural graphite as the leading heat spreader technology in this fast-growing segment of the computer market. Our materials are used in all of the high power, ultra-light notebooks in the market today that utilize this natural graphite technology.”

        In October 2005, GrafTech’s subsidiary, Advanced Energy Technology Inc. (AET), executed a letter of intent with iCurie, Inc. (OTC:ICUR), a full provider of thermal heat management solutions for the personal computer, consumer electronics, lighting and display industries. iCurie is a leader in next generation thermal management solutions built on their patents in thermofluid nanotechnology. The strategic partnership is expected to create new opportunities for AET in new market segments and accelerate sales growth.

Fuel Cell Highlights

        Due to higher fuel costs, GTI is seeing an increase in commercialization interest for automotive fuel cell applications. GRAFCELL® expanded natural graphite is used in Ballard Power System Inc.’s Mark 900 series fuel cell platform for transportation applications, including commercial bus programs. Last week, Ballard issued an update on the success of this program. Buses powered by Ballard fuel cells have now carried over four million customers and have surpassed one million kilometers of service in European cities, including Amsterdam, Barcelona, Hamburg and London, and in Santa Clara, CA. Additional fuel cell buses are scheduled for other cities, including Beijing, China, by the end of 2005.

        Mr.  Shular commented, “Ballard’s fuel cells, utilizing GRAFCELL®, are utilized in 85 percent of all fuel cell vehicles on the road today, including fuel cell vehicles manufactured by Ford and DaimlerChrysler. We are pleased to announce that we have recently been selected by two new large automotive manufacturers to begin work in their respective fuel cell programs in 2006. Together, these four companies represent over 50 percent of the global automotive and light truck market.”

        During the third quarter of 2005, GRAFCELL® expanded natural graphite was also approved for use in Ballard’s Mark9 SSL™ hydrogen fuel cell for forklift applications. Mr. Shular said, “This approval puts GRAFCELL® into the world’s first commercial fuel cell forklift truck and demonstrates its continued excellent performance in expanding fuel cell applications.”

Corporate

        GTI will consolidate and relocate its corporate and administrative staffs to its world-class R&D facility in Parma, OH, by March 15, 2006. This initiative will result in the centralization of GTI’s corporate, administrative, R&D and business teams, and is a part of the company’s ongoing productivity improvement plans. In addition to various operating efficiencies the company expects to achieve as a result of the move, GTI expects to receive certain incentives, including tax incentives and business development grants, from the State of Ohio. Ohio is a strong supporter of R&D and one of the leading states supporting fuel cell technology and commercialization. Ohio has already contributed $2.4 million in cash grants in support of GTI’s fuel cell commercialization initiatives.

        SG&A and R&D expenses were $26 million in the third quarter of 2005 as compared to $27 million in the second quarter of 2005. The $1 million decrease is due to approximately $2 million of lower administrative costs, primarily associated with global business process improvements and net lower compensation expense, offset by approximately $1 million of higher selling costs associated with increased sales and ETM research and development efforts. The lower compensation expense includes the impact of reduced administrative resources and lower variable compensation, partially offset by the impact of higher compensation expense for amortizing the cost associated with the 1.3 million shares of restricted stock granted to GTI employees during the first nine months of 2005 as part of the company’s long-term incentive programs. The company expects to recognize about $1.8 million of compensation expense in 2005 associated with these restricted shares.

        SG&A and R&D expenses for the fourth quarter are expected to be $26 to $27 million, including the approximately $1 million impact of restricted stock compensation expense.

        Other expense, net, was $1 million in the third quarter of 2005 as compared to other income, net, of $2 million in the third quarter of 2004. The $3 million difference was primarily due to $3 million of non-cash currency exchange losses primarily associated with Euro-denominated intercompany loans.

        Interest expense was $13 million in the third quarter of 2005 as compared to $10 million in the third quarter of 2004, primarily due to higher interest rates and higher average borrowings. Interest expense in the fourth quarter of 2005 is expected to be approximately $14 million.

        The effective tax rate before special charges and other expense, net, for the nine months ended September 30, 2005 was approximately 39 percent, slightly higher than planned due to a higher proportion of income in higher tax jurisdictions. During the 2005 third quarter, the effective tax rate before special charges and other expense, net, was 41 percent due to $1 million of higher tax expense associated with the cumulative impact of a higher effective tax rate for the year. As announced in the 2004 third quarter, the company elected and implemented a tax planning strategy that, together with other planning efforts, accelerated the use of certain tax assets. As a result of the finalization of the 2004 tax return and related estimates, GTI recorded in the third quarter of 2005, an additional $5 million of non-cash tax benefit associated with the impact of this tax strategy. This tax strategy is expected to result in lower future cash taxes.

        Free cash flow before antitrust and restructuring payments was a net use of $24 million, primarily due to the use of cash for scheduled interest payments of $23 million and a use of cash of $21 million for working capital, primarily for inventory and related payables. The company paid $1 million of restructuring and $4 million of antitrust related payments in the third quarter of 2005.

Outlook

        Mr.  Shular commented on GTI’s outlook, “Based on positive feedback from our customers on their fourth quarter order books and lower steel inventory levels, we expect higher steel operating rates in the fourth quarter of 2005 as compared to the first three quarters of the year. In addition, our customers have indicated their intention to take full delivery of their committed 2005 requirements in this environment of rising graphite electrode prices. Accordingly, graphite electrode sales volume for the fourth quarter of 2005 is projected to be 57 thousand metric tons, resulting in full year 2005 graphite electrode sales volume of 200 thousand metric tons. At current currency exchange rates, we expect 2005 average graphite electrode revenue per metric ton to be approximately $2,850. On the cost side, we expect 2005 graphite electrode production costs to be 10 percent higher year-over-year, at the low end of our guidance of 10 to 12 percent.”

        GTI expects full year 2005 earnings per share in the range of $0.43 to $0.45 before special items. The company also expects free cash flow before antitrust and restructuring payments for 2005 to be a use of $10 million.

        Commenting on 2006 outlook, Mr. Shular said, “Although we are still early in the process, the building of the 2006 order book is proceeding well. The global graphite electrode pricing environment continues to improve as global demand for high quality, reliable graphite electrodes grows. In response to these market conditions and continued cost pressures, effective November 1, 2005, we increased our price for standard size melter graphite electrodes by $150 per metric ton to $4,250 per metric ton in the Americas, CIS, the Middle East, Africa, and Asia. In Europe, we increased our price for standard size melter graphite electrodes to €3,200 per metric ton. Prices in the non-melter graphite electrode segment, which represents about 30 percent of our graphite electrode demand, continue to vary significantly due to the variety of end markets and performance requirements across those end markets and higher availability of lower grade products.”

        As GTI looks forward to 2006, reducing the variability of, and risks to, its cost structure remains a priority for the company. Mr.  Shular commented, “Our team remains focused on continuing to execute on the various productivity enhancements we have already identified to contain 2006 graphite electrode production cost increases to a range of 10 percent to 12 percent, while laying a strong foundation for future growth and profitability.”

        Mr.  Shular concluded, “We look forward to the 2006 year. Global steel inventories have fallen, 2006 steel outlook is positive, and our plant operations are running superbly, enabling our best and most consistent product quality ever. In addition, we continue to exploit the mega trend toward smaller, lighter and more demanding electronic devices as our ETM products and solutions continue outperforming competing materials in fast-growing segments such as laptop computers and flat screen plasma and LCD televisions. We expect continued strong ETM sales in 2006, and we are projecting 2006 sales of at least $30 million.”

RECAP COMPANY GUIDANCE
Dollars in millions, except per ton
data and percentages

	2005E	Q405E

Total net sales increase vs. 2004	+5%	*
ETM net sales guidance	$20	$6
GE average revenue per metric ton	$2,850	$2,890
GE sales volume in metric tons	200,000	57,000
GE cost increase vs. 2004	+10%	+10%
Non-GE business gross profit growth	-$4	*

Interest expense	$52	$14
Effective tax rate	38%-40%	*
Total SG&A and R&D	$107-$108	$26-$27
Capital expenditures	$45	*

Working capital use of cash	$55-$60	*
Restructuring payments	$6	$1
Antitrust payments	$17	$5
Refinancing costs	$5	$0
Diluted shares	112.6	112.6

*   GTI does not provide quarterly guidance for these items.

In conjunction with this earnings release, you are invited to listen to our earnings call being held today at 11:00 a.m. EST. The dial-in number is 800-219-6110 for domestic and 303-205-0033 for international. The conference call will be recorded and a replay will be available for 72 hours following the call by dialing 800-405-2236 for domestic and 303-590-3000 for international, pass code 11041196#. If you are unable to listen to the call or replay, the call will be archived and available for replay within two days of the original broadcast on our website at www.graftech.com under the Investor Relations section.

GrafTech International Ltd. is one of the world’s largest manufacturers and providers of high quality synthetic and natural graphite and carbon based products and technical and research and development services, with customers in 80 countries engaged in the manufacture of steel, aluminum, silicon metal, automotive products and electronics. We manufacture graphite electrodes and cathodes, products essential to the production of electric arc furnace steel and aluminum. We also manufacture thermal management, fuel cell and other specialty graphite and carbon products for, and provide services to, the electronics, power generation, semiconductor, transportation, petrochemical and other metals markets. We are the leading manufacturer in all of our major product lines, with 13 state of the art manufacturing facilities strategically located on four continents. GRAFCELL®, GRAFOIL®, and eGRAF® are our registered trademarks. For additional information on GrafTech International, call 302-778-8227 or visit our website at www.graftech.com. For additional information on our subsidiary, Advanced Energy Technology Inc., call 216-529-3777.

NOTE ON FORWARD-LOOKING STATEMENTS: This news release and related discussions may contain forward-looking statements about such matters as: economic conditions; production and sales of products that incorporate or are produced using our products; prices and sales of and demand for our products; strategic plans and business projects; asset sales; deleveraging activities; operational and financial performance; costs; working capital; revenues; debt levels; cash flows; cost savings and reductions; margins; earnings and growth. We have no duty to update these statements. Actual future events, circumstances, performance and trends could differ materially from those set forth in these statements due to various factors, including: changes in economic conditions or product end market conditions; non-occurrence of anticipated EAF steel production capacity additions; graphite electrode manufacturing capacity increases; failure of increased EAF steel production or stable graphite electrode production to result in stable or increased graphite electrode demand, prices or sales volumes; economic or technological developments adversely affecting growth of graphite cathodes in aluminum smelting; non-occurrence of anticipated aluminum smelting capacity additions; increased cathode production by competitors; failure of increased aluminum production or stable cathode production to result in stable or increased cathode demand, prices or sales volume; differences between actual graphite electrode prices and spot or announced prices; consolidation of steel and aluminum producers; absence of successful development and commercialization of new or improved products or subsequent displacement thereof by other products or technologies; failure to meet contractual milestones or to expand manufacturing capacity to meet growth in demand, if any; inability to protect our intellectual property rights or infringement of intellectual property rights of others; unanticipated developments in antitrust investigations or lawsuits; non-realization of price increases or adjustments; non-realization of anticipated benefits from organizational changes; significant changes in our provision for income taxes and effective income tax rate; unanticipated developments relating to health, safety or environmental compliance or remediation obligations or liabilities to third parties, labor relations, raw materials or energy; changes in market prices of our securities that affect deleveraging plans; changes in interest or currency exchange rates, competitive conditions or inflation; changes in appropriation of government funds or failure to satisfy conditions to government grants; changes in performance that affect financial covenant compliance or funds available for borrowing; failure to achieve earnings or other estimates; business interruptions adversely affecting our ability to supply our products; failure of a service provider to whom we outsource our business processes to provide those services; and other risks and uncertainties, including those detailed in our SEC filings, as well as future decisions by us. References to spot prices are based on assumptions and subject to limitations detailed in our SEC filings. This news release does not constitute an offer or solicitation as to any securities. References to street or analyst earnings estimates mean those published by First Call.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in millions, except share and per share data)
(Unaudited)

	At December 31,	At September 30,
ASSETS	2004	2005

Current Assets:
Cash and cash equivalents	$24	$6
Accounts and notes receivable, net of allowance for doubtful accounts
of $4 million at December 31, 2004 and September 30, 2005	206	172
Inventories	225	255
Prepaid expenses and other current assets	25	22

Total current assets	480	455

Property, plant and equipment	1,131	1,108
Less: accumulated depreciation	753	741

Net property, plant and equipment	378	367
Deferred income taxes	153	149
Goodwill	23	21
Other assets	34	34

Total assets	$1,068	$1,026

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current Liabilities:
Accounts payable	$86	$68
Short-term debt	1	2
Accrued income and other taxes	38	13
Other accrued liabilities	99	89

Total current liabilities	224	172

Long-term debt:
Principal value	655	706
Fair value adjustment for hedge instruments	15	11
Unamortized bond premium	2	1

Total long-term debt	672	718

Other long-term obligations	149	107
Deferred income taxes	46	42
Commitments & contingencies	--	--
Minority stockholders' equity in consolidated entities	30	27

Stockholders' Deficit:
Preferred stock, par value $.01, 10,000,000 shares authorized, none issued
Common stock, par value $.01, 150,000,000 shares authorized, 100,520,240 & 100,750,121 shares issued at December 31, 2004 and September 30, 2005, respectively	1	1
Additional paid-in capital	941	943
Accumulated other comprehensive loss	(276)	(288)
Accumulated deficit	(627)	(604)
Less: cost of common stock held in treasury, 2,451,035 shares at December 31, 2004 and 2,455,466 shares at September 30, 2005	(86)	(86)
Less: cost of common stock held in employee benefit and compensation trusts, 522,732 shares at December 31, 2004 and 518,301 shares at September 30, 2005	(6)	(6)

Total stockholders' deficit	(53)	(40)

Total liabilities and stockholders' deficit	$1,068	$1,026

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in millions, except share and per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2005	2004	2005

Net sales	$206	$209	$616	$640
Cost of sales	152	151	463	476

Gross profit	54	58	153	164

Research and development	2	3	6	7
Selling, administrative and other expenses	25	23	68	74
Restructuring Charges	(3)	--	1	--
Antitrust investigations and related lawsuits and claims	--	--	(11)	--
Other (income) expense, net	(2)	1	18	13
Interest expense	10	13	27	38
Interest income	--	--	(1)	--

	32	40	108	132

Income before provision for income taxes and minority stockholders' share of loss	22	18	45	32
Provision for income taxes	31	2	36	9
Minority stockholders' share of loss	1	--	1	--

Net income (loss)	$(10)	$16	$8	$23

Basic earnings per common share:

Net income (loss) per share	$(0.10)	$0.16	$0.09	$0.23

Weighted average common shares outstanding (in thousands)	97,428	97,734	96,224	97,649

* Diluted earnings per common share:

Net Income (loss) per share	$(0.10)	$0.15	$0.08	$0.23

Weighted average common shares outstanding (in thousands)	97,428	111,378	97,962	111,528

*	Diluted income per share includes the effect of the company’s contingently convertible debt on an “as converted basis” for all periods presented in accordance with Emerging Issue Task Issue 04-8, “The Effect of Contingent Convertible Debt on Diluted Earnings Per Share” which was effective for reporting periods ending after December 15, 2004. The shares underlying the company’s 1.625% debenture were excluded from the if-converted method calculation for the three and nine months ended September 30, 2004, as the effect would be anti-dilutive.

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in millions)
(Unaudited)

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30,
	2004	2005	2004	2005
Cash flow from operating activities:
Net income (loss)	$(10)	$16	$8	$23
Adjustments to reconcile net income (loss) to cash used in operations:
Depreciation and amortization	9	10	26	28
Deferred income taxes	11	(8)	26	5
Antitrust investigations and related lawsuits and claims	--	--	1	--
Restructuring charge	(3)	--	1	--
Loss on exchange of common stock for Senior Notes	--	--	5	--
Interest expense	--	1	(3)	2
Fair value adjustments on interest rate caps	2	--	4	1
Fair value adjustments on Debenture redemption make-whole option	--	1	--	(3)
Post retirement plan changes	(3)	(3)	(8)	(11)
Gain on sale of assets	(3)	--	(3)	--
Other charges, net	8	2	15	13
Decrease (increase) in working capital*	1	(27)	(194)	(70)
Long-term assets and liabilities	(3)	(4)	(20)	(8)

Net cash provided by (used in) operating activities	9	(12)	(142)	(20)

Cash flow from investing activities:
Capital expenditures	(10)	(11)	(31)	(36)
Purchase of derivative investments	--	--	(2)	--
Sale of derivative investments	--	--	1	2
Proceeds from sale of assets	6	--	6	1
Patents	--	(1)	--	(1)

Net cash used in investing activities	(4)	(12)	(26)	(34)

Cash flow from financing activities:
Short-term debt borrowings (payments), net	--	(2)	(1)	1
Revolving facility borrowings	--	74	--	122
Revolving facility payments	--	(52)	--	(72)
Long-term debt borrowings	--	--	225	--
Long-term debt payments	--	--	(29)	--
Termination of interest rate swaps, net	--	--	--	(8)
Proceeds from exercise of stock options	--	--	7	--
Financing costs	--	--	(7)	(5)
Premium on Bond Repurchase	--	--	(1)	--

Net cash provided by financing activities	--	20	194	38

Net increase (decrease) in cash and cash equivalents	5	(4)	26	(16)
Effect of exchange rate changes on cash and cash equivalents	--	--	1	(2)
Cash and cash equivalents at beginning of period	56	10	34	24

Cash and cash equivalents at end of period	$61	$6	$61	$6

Supplemental disclosures of cash flow information:
Net cash paid during the periods for:
Interest	$19	$23	$37	$44

Income taxes	$1	$7	$12	$23

Non-cash operating, investing and financing activities:
Exchanges of common stock for Senior Notes which decrease long-term debt	$-	$-	$35	$-

Common stock issued to savings and pension plan trusts	$-	$-	$1	$1

*Net change in working capital due to the following components:
(Increase) decrease in current assets:
Accounts and notes receivable	$4	$(7)	$(11)	$21
Reduction in factoring of accounts receivable	--	5	(45)	5
Inventories	(1)	(8)	(7)	(42)
Prepaid expenses and other current assets	(1)	1	(1)	(1)
Payment for antitrust investigations and related lawsuits and claims	(3)	(4)	(80)	(12)
Restructuring payments	(1)	(1)	(15)	(5)
Increase (decrease) in accounts payable and accruals	3	(13)	(35)	(36)

Decrease (increase) in working capital*	$1	$(27)	$(194)	$(70)

GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
SEGMENT DATA SUMMARY
(Dollars in millions)
(Unaudited)

	Q3 2004	Q2 2005	Q3 2005

NET SALES:
Synthetic Graphite	$184	$193	$184
Other	22	27	25

Total	$206	$220	$209

GROSS PROFIT:
Synthetic Graphite	$47	$51	$52
Other	7	6	6

Total	$54	$57	$58

GROSS PROFIT MARGIN:
Synthetic Graphite	25.5%	26.5%	28.2%
Other	29.2%	22.6%	25.8%
Total	25.9%	26.0%	28.0%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions, except per share data)
(Unaudited)

Net Income (Loss) and Earnings Per Share Reconciliation

	Q3 2004	Q3 2005*

Net income (loss) [($0.10) and $0.16 per diluted share, respectively]	$(10)	$16

Add back special items, net of tax:
Restructuring and impairment	(2)	--
Antitrust reserve adjustments	--	--
Other (income) expense, net	(1)	1
Special tax charge (benefit)	25	(5)

Income (loss) excluding special items [$0.12 and $0.11 per diluted share, respectively]	$12	$12

*	Income per diluted share excluding special items above includes 13.6 million shares underlying GTI’s contingently convertible Debentures and excludes approximately $1 million before and after tax of contingently convertible Debenture interest expense, as the effect would have been dilutive.

Net Income (Loss) and Earnings Per Share Reconciliation

	2004	2005E	Range*

Net income (loss) [$0.17 and $0.38 to $0.40 per diluted share, respectively]	$17	$39	$41

Add back special items, net of tax:
Restructuring and impairment	(1)	--	--
Antitrust reserve adjustments	(11)	--	--
Interest benefit, net, from accelerated amortization of gains on interest rate swaps, net of tax	(3)	--	--
Other (income) expense, net	14	9	9
Special tax charge (benefit)	28	(3)	(3)

Income (loss) excluding special items [$0.43 and $0.43 to $0.45 per diluted share, respectively]	$44	$45	$47

*	Income per diluted share excluding special items above includes 13.6 million shares underlying GTI’s contingently convertible Debentures and excludes approximately $5 million ($4 million after tax) of contingently convertible Debenture interest expense, as the effect would have been dilutive.

        NOTE ON RECONCILIATION OF EARNINGS DATA: Income (loss) excluding the items mentioned above is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that the excluded items are not primarily related to core operational activities. GTI believes that income (loss) excluding items that are not primarily related to core operational activities is generally viewed as providing useful information regarding a company’s operating profitability. Management uses income (loss) excluding these items as well as other financial measures in connection with its decision-making activities. Income (loss) excluding these items should not be considered in isolation or as a substitute for net income (loss), income (loss) from continuing operations or other consolidated income data prepared in accordance with GAAP. GTI’s method for calculating income (loss) excluding these items may not be comparable to methods used by other companies.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

EBITDA Reconciliation

	Q3 2004	Q2 2005	Q3 2005

Net income (loss)	$(10)	$5	$16

Add back:
Minority stockholders' share of income	1	--	--
Provision for (benefit from) income taxes	31	6	2
Depreciation and amortization	9	9	10
Interest expense	10	13	13
Restructuring & impairment losses on long lived and other assets	(3)	--	--

EBITDA	$38	$33	$41
Other (income) expense, net, included above	(2)	6	1

EBITDA before other (income) expense, net	$36	$39	$42

EBITDA before other (income) expense, net, as a percent of net sales	17.5%	17.7%	20.1%

        NOTE ON EBITDA RECONCILIATION: EBITDA is a non-GAAP financial measure that GTI currently calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that EBITDA is generally accepted as providing useful information regarding a company’s ability to incur and service debt. GTI also believes that EBITDA provides useful information about the productivity and cash generation potential of its ongoing businesses. Management uses EBITDA as well as other financial measures in connection with its decision-making activities. EBITDA should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI’s method for calculating EBITDA may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured bank credit facilities or its senior notes.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

Reconciliation of Cash Flow From Operations to Free Cash Flow

	Q3 2004	Q3 2005

Cash flow provided by (used in) operating activities	$9	($12)
Less:
Capital expenditures	(10)	(11)
Cash flow provided by (used in) other investing	6	(1)
Change in accounts receivable factoring	0	(5)

Free Cash Flow	5	(29)

Add back:

Antitrust investigation and related lawsuits and claims, net	3	4
Restructuring payments	1	1

Free Cash Flow before antitrust and restructuring	$ 9	($ 24)

Reconciliation of Cash Flow From Operations to Free Cash Flow

	2004	2005E

Cash flow provided by (used in) operating activities	($131)	$15

Less:
Capital expenditures	(59)	45
Cash flow provided by other investing	3	2
Change in accounts receivable factoring	45	(5)

Free Cash Flow	(142)	(33)

Add back:

Antitrust investigation and related lawsuits and claims, net	71	17
Restructuring payments	17	6

Free Cash Flow before antitrust and restructuring	($54)	($ 10)

NOTE ON EBITDA, CASH FROM OPERATIONS AND FREE CASH FLOW RECONCILIATIONS: EBITDA, cash from operations and free cash flow are non-GAAP financial measures that GTI currently calculates according to the schedules above, using GAAP amounts from the Consolidated Financial Statements. GTI believes that such non-GAAP financial measures are generally accepted as providing useful information regarding a company’s ability to incur and service debt and the productivity and cash generation potential of its ongoing businesses. Management uses such non-GAAP financial measures as well as other financial measures in connection with its decision-making activities. Such non-GAAP financial measures should not be considered in isolation or as a substitute for net income (loss), cash flows from continuing operations or other consolidated income or cash flow data prepared in accordance with GAAP. GTI’s method for calculating such non-GAAP financial measures may not be comparable to methods used by other companies and is not the same as the method for calculating EBITDA under its senior secured revolving credit facility or its senior notes.

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
GRAFTECH INTERNATIONAL LTD. AND SUBSIDIARIES
(Dollars in millions)
(Unaudited)

Net Debt Reconciliation

	Jun- 05	Sept- 05
Long-term debt	$700	$718
Short-term debt	3	2

Total debt	$703	$720
Less:
Fair value adjustments for hedge instruments	14	11
Unamortized bond premium	2	1
Cash and cash equivalents	10	6

Net debt	$677	$702

NOTE ON NET DEBT RECONCILIATION: Net debt is a non-GAAP financial measure that GTI calculates according to the schedule above, using GAAP amounts from the Consolidated Financial Statements. GTI excludes the unamortized bond premium from its sale of $150 million aggregate principal amount of additional senior notes in May 2002 at a price of 104.5 percent of principal amount. The premium received in excess of principal amount is amortized to reduce interest expense over the term of the senior notes. GTI also excludes the fair value adjustments for hedge instruments, which includes interest rate swaps that have been marked-to-market and realized gains or (losses) on interest rate swaps. Interest rate swaps (current hedge instruments) that have been marked-to-market currently represent a liability of $4 million with an offsetting non-cash adjustment recorded as a component of long-term debt on the Consolidated Balance Sheet. Realized gains on interest rates swaps (terminated hedge instruments) currently represent an increase to long-term debt on the Consolidated Balance Sheet of $15 million and will be amortized into the Consolidated Statement of Operations as a reduction to interest expense over the remaining life of the senior notes. GTI believes that net debt is generally accepted as providing useful information regarding a company’s indebtedness. Management believes net debt provides meaningful information to investors to assist them to analyze leverage. Management uses net debt as well as other financial measures in connection with its decision-making activities. Net debt should not be considered in isolation or as a substitute for total debt or total debt and other long term obligations calculated in accordance with GAAP. GTI’s method for calculating net debt may not be comparable to methods used by other companies and is not the same as the method for calculating net debt under its senior secured revolving credit facility. GTI does not forecast the fair value adjustment for hedging instruments.

NOTE ON RECONCILIATION OF EARNINGS, EBITDA, CASH FROM OPERATIONS, FREE CASH FLOW AND NET DEBT GUIDANCE DATA: Earnings, EBITDA, cash from operations, free cash flow and net debt guidance is provided on a GAAP basis assuming that interest rates for the remainder of 2005 are based on current market expectations of future LIBOR rates, assuming no change in currency exchange rates and excluding other (income) expense, net. GTI does not forecast changes in currency exchange rates. Changes in these rates can affect such items as net sales and cost of sales (in each case as translated into dollars) and other (income) expense, net, due to re-measurement of currency gains and losses on intercompany loans or mark-to-market adjustments on interest rate swaps and caps. To the extent that an item, that would be excluded, has been recorded in a prior period and that prior period is included in a forecast period, the recorded item is reflected for the entire forecast period at the same amount at which it was recorded in the prior period. In addition, such guidance is subject to the risks and uncertainties described under the Note on Forward-Looking Statements.